SUBSCRIPTION



                                                              ___________, 1997



TO:               PIMCO Variable Insurance Trust



         The undersigned hereby subscribes to ______ shares, par value $.001, of beneficial interest of each of the Money Market Portfolio; Short-Term Bond Portfolio, Low Duration Bond Portfolio, Total Return Bond Portfolio, High Yield Bond Portfolio, Global Bond Portfolio, Foreign Bond Portfolio; Emerging Markets Bond Portfolio, StocksPLUS Growth and Income Portfolio, and Strategic Balanced Portfolio of PIMCO Variable Insurance Trust (the "Trust") at a price of $10.00 per share and agrees to pay therefor upon demand in cash the amount of $10.00 per share, for a total of 10,000 shares at a purchase price of $100,000.

         In the event that any of the shares purchased hereunder are redeemed by any holder thereof during the period that the costs incurred by the Trust in connection with the registration and initial public offering are amortized by the Trust, the Trust is authorized to reduce the redemption proceeds to cover any unamortized expenses in the same proportion as the number of shares being redeemed bears to the number of shares purchased hereunder that are outstanding at the time of redemption. If, for any reason, said reduction of redemption proceeds is not in fact made by the Trust in the event of such a redemption, the undersigned agrees to reimburse the Trust immediately for any unamortized expenses in the proportion stated above.


                                      Very truly yours,

                                      NAME



                                      By:      _____________________________
                                      Name
                                      Title